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THE LOEWEN GROUP INC.
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                                                                            NEWS

Media Contact:      James Hoggan & Associates Inc.
                    Karen Cook Boas or Anna Wright
                    (604) 739-7500 or
                    Email kcook@hoggan.com
                    Email awright@hoggan.com

Investor Contact:   (800) 347-7010


                              FOR IMMEDIATE RELEASE

                 THE LOEWEN GROUP REPORTS IMPROVED 2000 RESULTS

               o $14 Million Earnings from Operations for the Year

                  o Cash Increases to $159 Million at Year End

              o Reorganization Progress Continues towards Emergence

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All amounts shown in US Dollars

TORONTO, ON - February 14, 2001 - THE LOEWEN GROUP INC. today announced its results for the fourth quarter and year ended December 31, 2000.

For the year ended December 31, revenue declined from $1,023.1 million in 1999 to $896.1 million in 2000. Earnings from operations, however, increased substantially from a loss in 1999 of $248.6 million to a profit of $14.0 million in 2000. The net loss for the year also significantly declined, from $465.2 million in 1999 to $72.5 million in 2000. Included in the net loss are reorganization costs and asset impairment provisions. The Company's cash position at the end of 2000 rose from $55.2 million at December 1999 to $159.1 million.

For the fourth quarter, revenue decreased from $222.9 million in 1999 to $214.2 million. Earnings from operations increased from a loss of $343.0 million in 1999 to a profit of $18.4 million. The Company reported a substantial improvement in net loss, from $368.7 million in 1999 to $16.0 million for 2000. Included in the net loss are reorganization costs and asset impairment provisions.


REORGANIZATION PROGRESS

John S. Lacey, Chairman of the Board, commented:

          "I am pleased with the Company's results for 2000. They represent a major step forward in our journey to emerge from Chapter 11 as a strong and vibrant company."


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Paul A. Houston, President and CEO, stated:

          "The reorganization of the Company is continuing. The restructuring of operations management is nearing completion and each of our market management teams is focused on establishing Loewen as a leader in customer service in our industry. Over the longer term, we believe our improved customer service approach will strengthen the Company's competitive position.

          What we have accomplished to date is a tribute to all the Loewen employees. They have embraced the changes required and have committed themselves to revitalizing our business. While significant strides have been made, there is still much work to be done. In 2001, we will be introducing additional new information systems, enhancing the purchasing function, and continuing to refine and streamline our administrative processes. Expenses continue to decline as planned, and the Company's cash position at the end of 2000 was well ahead of our forecast."

The Company continues in its commitment to emerge from its Chapter 11 and CCAA proceedings at the earliest feasible time. To that end, the Company will, within the next two weeks, file with the United States Bankruptcy Court a revised Plan of Reorganization (the "Plan") and Disclosure Statement. These documents will reflect agreements-in-principle that the Company has reached with the Official Committee of Unsecured Creditors, holders of a substantial majority of the Company's senior notes and one of the Company's largest unsecured creditors, Blackstone Capital Partners II Merchant Banking Fund L.P. The agreement with the Unsecured Creditors Committee involves, among other things, an increase in the recoveries for certain groups of unsecured creditors, as compared with the recoveries proposed in the Plan initially filed on November 14, 2000, and a corresponding decrease in recoveries by certain secured creditors, as well as providing for the issuance of warrants to certain unsecured creditors and to holders of the Company's Cumulative Monthly Income Preferred Securities ("MIPS"). The revised Plan and Disclosure Statement, like the earlier-filed documents, treat the Company's bank debt, Series D, E, 1, 2, 3, 4, 5, 6 and 7 Senior Notes and Pass-through Asset Trust Securities ("PATS") as secured and on a pari passu basis. As discussed in earlier disclosures from the Company, disputes have arisen between certain creditor groups as to whether holders of the Company's Series 3, 4, 6 and 7 Senior Notes and PATS are secured and entitled to the benefits of the collateral held under the terms of the Collateral Trust Agreement (the "CTA"). The United States Bankruptcy Court has ordered that this dispute proceed through an adversary proceeding, and has also initiated a mediation process aimed at achieving a settlement of the dispute. A mediator has been appointed and the initial mediation sessions are scheduled for February 2001.


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John S. Lacey, Chairman of the Board stated:

          "We have positioned the Company to emerge from the Chapter 11 and CCAA proceedings as soon as we can obtain the necessary approvals from the Courts. Management has made great progress in restructuring the business and improving cash flow; our claims resolution work is well advanced; agreements have been reached with a number of principal creditor groups; and, the Company has prepared and filed a Plan of Reorganization. The actual date of emergence will be determined by how quickly the CTA dispute can be resolved through the adversary proceeding or mediation. It is important to recognize that this dispute and any resulting delays in emergence are not related to the Company's performance or our readiness to operate free from Court protection but, rather, arise from disagreements among certain groups of creditors as to how each should share in the distribution of shares, debt and cash that will occur at emergence. Management believes that, operationally, it is prepared to emerge and continues to work toward a quick resolution of the inter-creditor disputes."


DISPOSITION PROGRAM

The Company's program to divest non-strategic assets continues to proceed at a satisfactory pace. At December 31, 2000, the Company had sold 84 properties for sales proceeds of approximately $23 million. To date, transactions involving 229 properties and approximately $82.9 million in sales proceeds, have been closed, approved by the Bankruptcy Court and scheduled to be closed or have been signed and submitted for approval.


BASIS OF PRESENTATION

The U.S. Securities and Exchange Commission's Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101") is required to be implemented for U.S. generally accepted accounting principles in the fourth quarter of 2000, with effect from January 1, 2000. However, the Company's 2000 and prior financial information does not reflect SAB 101 at this time, as a result of the Company's ongoing bankruptcy proceedings.

The Company's attached consolidated statement of operations and deficit, balance sheet and cash flow statement have been prepared on a "going concern" basis in accordance with Canadian generally accepted accounting principles. The going concern basis of presentation assumes that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business. As a result of the creditor protection proceedings and circumstances relating to this event, including the Company's debt structure, recent losses, cash flow and restrictions thereon, such realization of assets and discharge of liabilities are subject to significant uncertainty.

The consolidated financial statements do not reflect adjustments that would be necessary if the going concern basis was not appropriate. If the going concern basis was not appropriate for these


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consolidated financial statements, then significant adjustments would be necessary in the carrying value of assets and liabilities, the reported revenues and expenses, and the balance sheet classifications used. Additionally, the amounts reported could materially change as part of a plan of reorganization, since the reported amounts in these consolidated financial statements do not give effect to all adjustments to the carrying value of the underlying assets or amounts of liabilities that may ultimately result. The appropriateness of the going concern basis is dependent upon, among other things, confirmation of a plan of reorganization, future profitable operations, compliance with the terms of the DIP financing facility and the ability to renegotiate such facility, if necessary, and the ability to generate sufficient cash from operations and other financing arrangements to meet obligations.

Based in Toronto, The Loewen Group Inc. currently owns or operates approximately 1,000 funeral homes and 375 cemeteries across the United States, Canada, and the United Kingdom. The Company employs approximately 11,500 people and derives approximately 90 percent of its revenue from its U.S. operations.






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Safe Harbor: Certain statements contained in this press release, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the status and progress of the Company's reorganization, the plans and objectives of the Company's management and the Company's assumptions regarding such performance and plans, are forward-looking in nature. Factors that could cause actual results to differ from the forward - looking information contained in this release include, but are not limited to, uncertainty regarding the continued progress and timing of the Company's reorganization, the resolution of issues relating to certain indebtedness of the Company and other issues presented by the reorganization, the acceptance of the Company's proposed Plan of Reorganization, general economic conditions, the Company's ability to implement its business plan, the Company's future competitive position and the continued progress of the Company's disposition program.



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THE LOEWEN GROUP INC.


                         DISCUSSION OF OPERATING RESULTS

All amounts shown in US Dollars

ANNUAL OPERATING RESULTS

Funeral home revenues for the year ended December 31, 2000 were $580.2 million, a decrease of 4.1 percent from $605.0 million in 1999. On a same-store basis, the number of funerals performed was down 3.0 percent, compared with the same period of 1999. The Company experienced same-store average revenue per funeral service during the year ended December 31, 2000, that was consistent with the same period in 1999. Overall funeral home operating margin in the year ended December 31, 2000 declined to 29.2 percent, compared with 31.6 percent in 1999, primarily due to the same-store revenue decline, while related location costs remained essentially unchanged. The Company performed approximately 155,500 funeral services during 2000, compared with 162,400 in the prior year.

Cemetery revenues in the year ended December 31, 2000 were down 31.9 percent to $220.6 million, compared with $324.0 million in 1999. This reflects the sale of 124 cemeteries on March 31, 1999, 26 cemeteries in the fourth quarter of 2000, and the Company's changes to its commission structure and pre-need sales program effected in the second quarters of both 1999 and 2000. Cemetery operating margin was $49.4 million for the year ended December 31, 2000, compared with $52.9 million last year. Although revenue declined, changes implemented to the pre-need sales program contributed to the improved cemetery cash flow of $57.8 million for the year ended December 31, 2000, compared with cash flow of $33.9 million last year.


FOURTH QUARTER OPERATING RESULTS

Funeral home revenues were $144.4 million, a decrease of 1.7 percent from $146.9 million in the fourth quarter of 1999. On a same-store basis, the number of funerals performed was down 2.8 percent compared with the fourth quarter of 1999. The Company experienced same-store average revenue per funeral service during the quarter that was 4.3 percent higher than that of 1999. Overall funeral home operating margin in the fourth quarter of 2000 was 28.5 percent compared with 28.9 percent in the same quarter in 1999, reflecting, the Company believes, a stabilizing trend in funeral home gross margin. The Company performed approximately 38,300 funeral services during the fourth quarter of 2000, compared to 40,400 in the same period a year earlier.

Fourth quarter cemetery revenues were down 10.5 percent to $47.7 million, compared with $53.3 million in the same quarter in 1999. This continues to reflect changes to the Company's commission structure and pre-need sales program effected in the second quarters of both 2000 and 1999. Cemetery operating margin was $9.5 million for the quarter compared with a loss of $8.3 million for the same period last year. Cash flow was $4.5 million for the quarter, similar to the same period last year.



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General and administrative expenses were reduced by $6.5 million, or 25.6 percent, in the fourth quarter of 2000 from the same period in 1999, as part of a continuing program to operate more efficiently.

The Company incurred $20.4 million in reorganization costs during the quarter arising from expenses related to the June 1, 1999 filings under Chapter 11 of the U.S. Bankruptcy Code and under the Canadian Companies' Creditors Arrangement Act.